THE SELIGMAN SIMPLE IRA
                                 Plan Agreement


Form 5305-SA Under Section 408(a) of the Internal Revenue Code

                                                           FORM (REV. DEC. 1996)

The Participant whose name appears on the attached Application is establishing a savings incentive match plan for employees of small employers individual retirement account (SIMPLE IRA) under Sections 408(a) and 408(p) of the Internal Revenue Code to provide for his or her retirement and for the support of his or her beneficiaries after death.

The Custodian named on the Application has given the Participant the disclosure statement required under Regulations Section 1.408-6.

The Participant and the Custodian make the following Agreement:

ARTICLE I

The Custodian will accept cash contributions made on behalf of the Participant by the Participant's employer under the terms of a SIMPLE plan described in
Section 408(p). In addition, the Custodian will accept transfers or rollovers from other SIMPLE IRAs of the Participant. No other contributions will be accepted by the Custodian.

ARTICLE II

The Participant's interest in the balance in the Custodial account is nonforfeitable.

ARTICLE III

1. No part of the Custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

2. No part of the Custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3), which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

ARTICLE IV

1. Notwithstanding any provision of this Agreement to the contrary, the distribution of the Participant's interest in the Custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations
     Section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Participant under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Participant and the surviving spouse and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated.

3. The Participant's entire interest in the Custodial account must be, or begin to be, distributed by the Participant's required beginning date (April 1 following the calendar year end in which the Participant reaches age 70 1/2). By that date, the Participant may elect, in a manner acceptable to the Custodian, to have the balance in the Custodial account distributed in:

     (a)  A single sum payment.

     (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Participant.

     (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Participant and his or her designated beneficiary.

     (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Participant's life expectancy.

     (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Participant and his or her designated beneficiary.

4. If the Participant dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

     (a) If the Participant dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

     (b) If the Participant dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Participant or, if the Participant has not so elected, at the election of the beneficiary or beneficiaries, either

          (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Participant's death, or

          (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Participant's death. If, however, the beneficiary is the Participant's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Participant would have reached age 70 1/2.

     (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Participant's required beginning date, even though payments may actually have been made before that date.

     (d) If the Participant dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Participant's entire interest in the Custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Participant (or the joint life and last survivor expectancy of the Participant and the Participant's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Participant and designated beneficiary as of their birthdays in the year the Participant reaches age 70 1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

ARTICLE V

1. The Participant agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i), 408(l)(2) and Regulations Sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Participant as prescribed by the Internal Revenue Service.

3. The Custodian also agrees to provide the Participant's employer the summary description described in Section 408(l)(2) unless this SIMPLE IRA is a transfer SIMPLE IRA.

ARTICLE VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) and 408(p) and related regulations will be invalid.

ARTICLE VII

This Agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear on the Application.


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ARTICLE VIII

8.01 Definitions: In this part of this Agreement (Article VIII), the words "you" and "your" mean the Participant, the words "we," "us" and "our" mean the Custodian and "Code" means the Internal Revenue Code. "Group Shares" shall mean shares issued by any regulated investment company within the meaning of Section 851(a) of the Code, which are managed by J. & W. Seligman and Co. Incorporated.

8.02 Notices and Change of Address: Any required notice regarding this SIMPLE IRA will be considered effective when we mail it to the last address of the intended recipient which we have in our records. Any notice to be given to us will be considered effective when we actually receive it. You must notify us of any change of address.

8.03 Scope of the Depository's and the Custodian's Duties: Neither the Custodian nor the Depository (Seligman Retirement Services, c/o Seligman Data Corp.) shall be responsible for determining a Participant's eligibility for contributions or rollovers into the Custodial account; nor for determining the necessity of distributing benefits upon the Participant's death, if it has not been notified of such death. Other than as prescribed by law, neither the Depository, nor the Custodian, shall be responsible for determining the amount of, nor for making Minimum Required Distributions to a Participant who has attained age 70 1/2, nor to a beneficiary upon the Participant's death. The Custodian shall only be liable under this Agreement for its own bad faith, gross negligence, or willful misconduct. The Participant and the successors of the Participant including any executor or administrator of the Participant shall, to the extent permitted by law, indemnify the Custodian and its successors and assign against any and all claims, actions or liabilities of the Custodian to the Participant or the successors or beneficiaries of the Participant whatsoever (including without limitation all reasonable expenses incurred in defending against or settlement of such claims, actions or liabilities) which may arise in connection with this Agreement or the Custodial account, except those due to the Custodian's own bad faith, gross negligence or willful misconduct.

8.04 Expenses and Compensation: The Custodian may charge against and deduct from the Custodial account all reasonable expenses incurred by the Custodian in the administration of the Custodial account, including, but not limited to, any income or other taxes that may be levied upon or with respect to the Custodial account, counsel fees and reasonable compensation for its services as Custodian hereunder or with respect to any controversies concerning the Custodial account. The Custodian shall, without the prior consent of the Participant, also have the right to initiate, increase or decrease a fee for its services under this Agreement and such fee may be charged against and deducted from the Custodial account. The annual fee in effect on the date of this Agreement is set forth in the Application.

8.05 Investment of Amounts in the SIMPLE IRA:

(a) You must make an affirmative election among the investment options beginning with the initial investment of any contribution to this SIMPLE IRA. Each cash contribution to the Custodial account shall be applied by the Custodian to the purchase of Seligman Group Shares (including fractional Shares carried to the third decimal place) in the proportions specified in written instructions of the Participant accompanying the contribution. The Custodian shall not be liable for interest on any cash balance in the Custodial account.

(b) Dividends, gain distributions, and any other cash payments attributable to Seligman Group Shares held in the Custodial account will be invested in the same Shares to which such payments are attributable. Where gain distributions are payable in Seligman Group Shares or in cash, at the option of the holder, the Custodian shall elect payment in full and fractional Shares.

(c) The Participant may direct the Custodian at any time and from time to time to exchange the Seligman Group Shares held in the Custodial account for other Seligman Group Shares in accordance with the then current prospectuses relating to such Shares.

(d) No part of the Custodial account assets shall be invested in life insurance contracts or collectibles (as defined in Section 408(m) of the Code), nor may the assets of the Custodial account be commingled with other property except in a common trust fund or a common investment fund (within the meaning of Section 408(a)(5) of the Code).

(e) All transactions shall be subject to any and all applicable Federal and State laws and regulations and the rules, regulations, customs and usages of any exchange, market or clearing house where the transaction is executed, and to our policies and practices.

(f) After death, your beneficiary(ies) shall have the right to direct the investment of your simple IRA assets, subject to the same conditions that applied to you during your lifetime under this Agreement (including, without limitation, Section 8.03).

(g) We shall have no discretion to direct any investment in your SIMPLE IRA. We assume no responsibility for rendering investment advice with respect to your SIMPLE IRA, nor will we offer any opinion or judgment to you concerning the value or suitability of any investment or proposed investment for your SIMPLE IRA. We shall not have any power or authority to vote any shares with respect to Group Shares in your SIMPLE IRA, except in accordance with the directions you provide us.

(h) We may, but are not required to, permit you to delegate your investment responsibility for your SIMPLE IRA to another party acceptable to us by giving written notice of your delegation in a format we prescribe. We shall follow the direction of any such party who is properly appointed and we shall be under no duty to review or question, nor shall we be responsible for, any of that party's directions, actions or failures to act.

8.06 Judicial Settlement of Accounts: In the event of any dispute or uncertainty as to the person to whom the payment of any funds shall be made hereunder, the Custodian may withhold such payment until such dispute or uncertainty shall have been determined or resolved by a court of competent jurisdiction, or settled by the parties concerned.

The Custodian shall have the right to apply, at any time, to a court of competent jurisdiction for the judicial settlement of its accounts. In any such judicial action or proceeding, only the Custodian and the Participant (or in the case of the Participant's death, his representative) shall be necessary parties, and no other person having an interest in the Custodial account shall be entitled to any notice or service of process. Any judgment entered in such proceeding or action shall be conclusive upon all persons claiming under this Agreement. In the event that the Custodian applies for a judicial settlement of its accounts or any individual account, all fees and disbursements it incurs, including but not limited to legal and accounting fees, shall be paid from the Custodial account and shall constitute a lien against the account until paid.

8.07 Designation of Beneficiary:

(a) The Participant may designate and redesignate his beneficiary or beneficiaries in writing on a form provided by the Custodian for such purpose. The Custodian may in its discretion limit the designation of beneficiary to those contemplated in the form provided, or may permit the Participant to provide his or her own form, subject to the Custodian's review and written acceptance. Upon the Participant's death, such beneficiary(ies) should be entitled to the balance in the Custodial account of the Participant. Such designation may be changed or revoked only by written instrument filed with the Custodian. The Custodian may rely upon the last written designation received by it, which shall supersede all prior designations. If the beneficiary(ies) should predecease the Participant, the designation shall be ineffective. Subject to the provisions of the law, if another designation is not made, or if no designation is in effect at the time of the Participant's death, a married Participant's beneficiary shall be his or her surviving spouse, and an unmarried Participant's beneficiary shall be the Participant's estate.

(b) Notwithstanding anything to the contrary in paragraph 8.07(a) above, upon the Participant's death, a surviving spouse beneficiary may designate and redesignate his or her beneficiary or beneficiaries in writing on a form provided (or accepted) by the Custodian for such purpose. In a manner similar to that provided for the Participant in paragraph 8.07(a) above, such beneficiary(ies) shall be entitled to the balance in the Custodial account upon the death of the surviving spouse.

(c) Where there is more than one beneficiary designated, distributions from the Custodial account shall be made in the manner specified in the Designation of Beneficiary section of the Application or, in the absence of any such specification, distributions shall be made pro rata among those beneficiaries who are alive at the time of the distribution.

8.08 Resignation or Removal of Custodian: The Custodian may resign at any time upon sixty (60) days notice in writing to Seligman Retirement Services, c/o Seligman Data Corp. Upon such resignation, Seligman Retirement Services, shall notify the Participant, and shall appoint a successor custodian under this Agreement. The Participant or Seligman Retirement Services, at any time, may remove the Custodian upon 60 days written notice as filed with the Custodian. Such notice must include designation of a successor custodian. The successor custodian shall satisfy the requirements of section 408(h) of the Code. Upon receipt by the Custodian of written acceptance of such appointment by the successor custodian, the Custodian shall transfer and pay over to such successor the assets of and records relating to the Custodial account. (The Custodian is authorized, however, to reserve such sum of money as it may deem advisable for payment of all fees, compensation, costs and expenses, or for payment of any other liability constituting a charge on or against the assets of the Custodial account or on or against the Custodian, and where necessary may liquidate shares in the Custodial account for such payments.) Any balance of such reserve remaining after the payment of all such items shall be paid over to the successor custodian. The Custodian shall not be liable for the acts or omissions of any predecessor or successor custodian or trustee.

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8.09 Amendments: The Participant and the Custodian delegate to Seligman
Retirement Services, the right to amend this Agreement (including retroactive amendments) by written notice to the Custodian and the Participant. The Participant shall be deemed to have consented to any such amendment, provided that

(a) no amendment shall cause or permit any of the assets of the Custodial account to be diverted to purposes other than for the exclusive benefit of the Participant or his or her beneficiaries;

(b) any amendment which affects the rights, duties, or responsibilities of the Custodian may only be made with the Custodian's consent; and

(c) no amendment shall be made except in accordance with any applicable laws and regulations affecting this Agreement and Custodial account.

8.10 Withdrawals: All requests for withdrawal shall be in writing on a form provided by or acceptable to us. The method of distribution must be specified in writing. The tax identification number of the recipient must be provided to us before we make a distribution.

Any withdrawals shall be subject to all applicable tax and other laws and regulations including possible early withdrawal penalties and withholding requirements.

8.11 Required Minimum Distributions: We reserve the right to elect whether or not life expectancies will be recalculated in connection with required minimum distributions from your SIMPLE IRA, provided, however, that we give you notice of our election. Alternatively, we may allow you to make such an election.

As described in Article IV, Section 3, of this Agreement, you may make an election to begin receiving payments from your SIMPLE IRA in a manner that satisfies the required minimum distribution rules no later than April 1 of the year following the year you reach age 70 1/2 . (This is called the "required beginning date.") If you fail to make such an election by your required beginning date, we can do any one of the following:

     o    make no payment until you give us a proper payment request;

     o    pay your entire SIMPLE IRA to you in a single sum payment; or

     o calculate your required minimum distribution from your SIMPLE IRA each year based on your single life expectancy (not recalculated) and pay those distributions to you until you direct otherwise.

We will not be liable for any penalties or taxes related to your failure to take a distribution. Consistent with Section 8.10, the Custodian is not obligated to make any distributions absent a specific written direction, in a form acceptable to and filed with the Custodian, from the Participant or designated beneficiary to do so.

Except in the case of the Participant's death or disability (as defined in Section 72(m)(7) of the Code), or the attainment of age of 59 1/2, before distributing an amount from the account, the Custodian may require from the Participant a declaration of the Participant's intention as to the disposition of the amount distributed. The Custodian may at its option require each (monthly, quarterly, semiannually, etc.) distribution in an installment series to meet certain minimum amounts, which may necessitate the distribution of amounts greater than otherwise required under Article IV.

8.12 Transfers From Other Plans: We can receive amounts transferred to this SIMPLE IRA from the custodian or trustee of another SIMPLE IRA, including rollovers and other contributions as tax law and related regulations may permit. We reserve the right not to accept any transfer or rollover.

8.13 Transfers from Custodial Account: At the direction of the Participant, the Custodian will transfer the amount in the Participant's Custodial account to another individual retirement account designated by the Participant, the custodian or trustee of which agrees to accept such transfer, or to an individual retirement annuity contract, the issuer of which agrees to accept such transfer. If such transfer is made within two years after the date of the first contribution by the employer to the Participant's SIMPLE IRA account under the employer's SIMPLE IRA plan, the Custodian will have the right to a representation from the successor custodian or trustee that the successor IRA is a SIMPLE IRA if required under applicable law.

The Custodian will have no responsibility for insuring compliance with the requirements of Code section 408(p) and any other applicable requirements (including whether such transferee individual retirement account or annuity meets the requirement to be a SIMPLE IRA or whether the transferee financial institution properly carries out the Participant's investment directions) in connection with such transfer have been satisfied, or for any penalty taxes that may be payable in connection therewith, which matters shall be the sole responsibility of the Participant.

8.14 Liquidation of Assets: We have the right to liquidate assets in your SIMPLE IRA if necessary to make distributions or to pay fees, expenses or taxes properly chargeable against your SIMPLE IRA. If you fail to direct us as to which assets to liquidate, we will determine and you agree not to hold us liable for any adverse consequences that result from our decision.

8.15 Restrictions On The Fund: Neither you nor any beneficiary may sell, transfer or pledge any interest in your SIMPLE IRA in any manner whatsoever, except as provided by law or this Agreement.

The assets in your SIMPLE IRA shall not be responsible for the debts, contracts, or torts of any person entitled to distributions under this Agreement.

8.16 When Effective: This Agreement shall not become effective until acceptance of the Application by the Custodian, as evidenced by a written confirmation to the Participant.

8.17 What Law Applies: This Agreement and the SIMPLE IRA shall be construed, administered and enforced according to laws of the State of Missouri.

If any part of this Agreement is held to be illegal or invalid, the remaining parts shall not be affected. Neither your nor our failure to enforce at any time or for any period of time any of the provisions of this Agreement shall be construed as a waiver of such provisions, or your right or our right thereafter to enforce each and every such provision.

8.18 Summary Description Requirements: Notwithstanding Article V above, we will be deemed to have satisfied our summary description reporting requirements under
Section 408(1)(2) of the Code if either:

     (a)  we provide a summary description directly to you, or

     (b) we provide our name, address and withdrawal procedures to you and your employer provides you with all other required information.

INSTRUCTIONS

(Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM

Form 5305-SA is a model Custodial account Agreement that meets the requirements of Sections 408(a) and 408(p) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Participant) and the Custodian. This account must be created in the United States for the exclusive benefit of the Participant or his or her beneficiaries.

Individuals may rely on regulations for Tax Reform Act of 1986 to the extent specified in those regulations.

Do not file Form 5305-SA with the IRS. Instead, keep it for your records.

For more information on IRAs, including the required disclosures the Custodian must give the Participant, get Pub. 590, Individual Retirement Arrangements
(IRAs).

DEFINITIONS

Participant: The Participant is the person who establishes the Custodial account.

Custodian: The Custodian must be a bank or savings and loan association, as defined in Section 408(n), or other person who has the approval of the IRS to act as Custodian.

TRANSFER SIMPLE IRA

This SIMPLE IRA is a "transfer SIMPLE IRA" if it is not the original recipient of contributions under any SIMPLE plan. The summary description requirements of section 408(l)(2) do not apply to transfer SIMPLE IRAs.

SPECIFIC INSTRUCTIONS

Article IV: Distributions made under this Article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the Participant reaches age 70 1/2 to ensure that the requirements of Section 408(a)(6) have been met.

Article VIII: Article VIII and any that follow it may incorporate additional provisions that are agreed to by the Participant and Custodian to complete the Agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of Custodian, Custodian's fees, State law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Participant, etc. Use additional pages if necessary and attach them to this form.

NOTE: Form 5305-SA may be reproduced and reduced in size for adoption to passbook purposes.


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                             THE SELIGMAN SIMPLE IRA
                              Disclosure Statement

RIGHT TO REVOKE YOUR SIMPLE IRA

If you receive this Disclosure Statement at the time you establish your SIMPLE IRA, you have the right to revoke your SIMPLE IRA within seven (7) days of its establishment. If revoked, you are entitled to a full return of the contribution you made to your SIMPLE IRA. The amount returned to you would not include an adjustment for such items as sales commissions, administrative expenses, or fluctuation in market value. You may make this revocation only by mailing or delivering a written notice to Seligman Retirement Services, c/o Seligman Data Corp., at the address listed on the Application.

If you send your notice by first-class mail, your revocation will be deemed mailed as of the date of the postmark.

If you have any questions about the procedure for revoking your SIMPLE IRA, please call Seligman Retirement Services, c/o Seligman Data Corp., at the telephone number listed on the Application.

REQUIREMENTS OF A SIMPLE IRA

A. Cash Contributions - Your contributions must be in cash. The assets in your SIMPLE IRA will be invested by the Custodian in Seligman Group Shares in accordance with your instructions and Article VIII of the Custodial Agreement.

B. Maximum Contribution - The only contributions which may be made to your SIMPLE IRA are employee elective deferrals and employer contributions under a qualified salary reduction arrangement which is a SIMPLE IRA plan maintained by your employer and other contributions allowed by law or regulations. Employee elective deferrals shall not exceed the lesser of $6,000 (indexed) or 100% of your compensation for the calendar year. Your employer may make additional contributions to your SIMPLE IRA within the limits prescribed in Section 408(p). Your employer is required to provide you with information which describes the terms of your employer's SIMPLE IRA plan.

C.   Nonforfeitability - Your interest in your SIMPLE IRA is nonforfeitable.

D. Eligible Custodians - The Custodian of your SIMPLE IRA must be a bank, savings and loan association, credit union, or a person approved by the Secretary of the Treasury.

E. Commingling Assets - The assets of your SIMPLE IRA cannot be commingled with other property except in a common trust fund or common investment fund.

F. Life Insurance - No portion of your SIMPLE IRA may be invested in life insurance contracts.

G. Collectibles - You may not invest the assets of your SIMPLE IRA in collectibles (within the meaning of Internal Revenue Code (IRC) Section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or any other tangible personal property specified by the Internal Revenue Service. Specially minted United States gold and silver bullion coins and certain state issued coins are permissible SIMPLE IRA investments.

H. Required Minimum Distributions - You are required to take minimum distributions from your SIMPLE IRA at certain times in accordance with Proposed Treasury Regulations Section 1.408-8. Below is a summary of the SIMPLE IRA distribution rules.

     1. You are required to take a minimum distribution from your SIMPLE IRA for the year in which you reach age 70 1/2 and for each year thereafter. You must take your first payout by your required beginning date, April 1 of the year following the year you attain age 70 1/2. The minimum distribution for any taxable year is equal to the amount obtained by dividing the account balance at the end of the prior year (less any required distribution taken between January 1 and April 1 of the year following the year you attain age 70 1/2) by the joint life expectancy of you and your designated beneficiary. If you have not designated a beneficiary for your SIMPLE IRA by your required beginning date, your single life expectancy will be used.

     2. Your single or joint life expectancy is determined by using the IRS unisex life expectancy tables. You can find these tables in Treasury Regulations Section 1.72-9.

          We may establish a policy dictating whether or not life expectancies may be recalculated in determining required minimum distributions from your SIMPLE IRA. Alternatively, we may allow you to elect whether or not to recalculate your life expectancies.

          You may choose (within the limits set forth in the distribution rules and our life expectancy recalculation policy) how you want your required minimum distributions structured. You must make your payment elections no later than April 1 following your 70 1/2 year. If you do not make an election by that date, we may do any one of the following:

          (a)  make no payment until you give us a proper payout request,

          (b)  pay your entire SIMPLE IRA to you in a single sum payment, or

          (c) determine your required minimum distribution each year based on your single life expectancy (not recalculated) and pay those distributions to you until you direct otherwise.

3. If you name someone other than your spouse as your beneficiary, and your beneficiary is more than 10 years younger than you, your required minimum distributions must satisfy the Minimum Distribution Incidental Benefit
     (MDIB) rule. The MDIB rule generally requires that your required minimum distributions be calculated as if your beneficiary were exactly 10 years younger than you.

4.   If you die,

     (a) on or after your required beginning date, distributions must be made to your beneficiary or beneficiaries at least as rapidly as under the method being used to determine minimum distributions as of the date of your death.

     (b) before your required beginning date, the entire amount remaining in your account will, at the election of your beneficiary or beneficiaries, either

          (i) be distributed by December 31 of the year containing the fifth anniversary of your death, or

          (ii) be distributed in equal or substantially equal payments over the life or life expectancy of your designated beneficiary or beneficiaries.

     Your beneficiary or beneficiaries must elect either option (i) or (ii) by December 31 of the year following the year of your death. If no election is made, distribution will be made in accordance with (ii) if the beneficiary is your surviving spouse, and in accordance with (i) if your beneficiary is not your surviving spouse. In the case of distributions under (ii), distributions must commence by December 31 of the year following the year of your death. If your spouse is the beneficiary, distributions need not commence until December 31 of the year you would have attained age 70 1/2, if later.

INCOME TAX CONSEQUENCES OF ESTABLISHING A SIMPLE IRA

A. Deductibility for SIMPLE IRA Contributions - You may not take a deduction for the amounts contributed to your SIMPLE IRA as either employee elective deferrals or employer contributions. However, elective deferrals to a SIMPLE IRA will reduce your taxable income. Further, employer SIMPLE IRA contributions, including earnings, will not be taxable to you until you take a payout from your SIMPLE IRA.

     Participation in your employer's SIMPLE IRA plan renders you an active participant for purposes of determining whether or not you can deduct contributions to a regular IRA.

B. Tax-Deferred Earnings - The investment earnings of your SIMPLE IRA are not subject to federal income tax until distributions are made (or, in certain instances, when distributions are deemed to be made).

C. Rollovers - Rollover is a term used to describe a tax-free movement of cash or other property from your SIMPLE IRA to either a regular IRA or another SIMPLE IRA. Your SIMPLE IRA may be rolled over to another SIMPLE IRA of yours, or may receive rollover contributions, provided that all of the applicable rollover rules are followed. The rollover rules are generally summarized below. These transactions are often complex. If you have any questions regarding a rollover, please see a competent financial or tax advisor.

     1. SIMPLE IRA to SIMPLE IRA Rollovers - Funds distributed from your SIMPLE IRA may be rolled over to a SIMPLE IRA of yours if the requirements of IRC Section 408(d)(3) are met. A proper SIMPLE IRA to SIMPLE IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another SIMPLE IRA to SIMPLE IRA rollover



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                            (C)1997 Universal Pensions, Inc., Brainerd, MN 56401
          from the distributing SIMPLE IRA during the 12 months preceding the date you receive the distribution. Further, you may roll the same dollars or assets only once every 12 months.

     2. SIMPLE IRA to REGULAR IRA Rollovers - Funds may be distributed from your SIMPLE IRA and rolled to your regular IRA without IRS penalty provided two years have passed since you first participated in a SIMPLE IRA plan sponsored by your employer. As with SIMPLE IRA to SIMPLE IRA rollovers, the requirements of Section 408(d)(3) must be met. A proper SIMPLE IRA to regular IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another SIMPLE IRA to regular IRA or SIMPLE IRA to SIMPLE IRA rollover from the distributing SIMPLE IRA during the 12 months preceding the date you receive the distribution. Further, you may roll the same dollars or assets only once every 12 months.

     3. Written Election - At the time you make a proper rollover to a SIMPLE IRA, you must designate to the Custodian, in writing, your election to treat that contribution as a rollover. Once made, the rollover election is irrevocable.

LIMITATIONS AND RESTRICTIONS

A. Deduction of Rollovers and Transfers - A deduction is not allowed for rollover or transfer contributions.

B. Special Tax Treatment - Capital gains treatment and the favorable five or 10 year forward averaging tax authorized by IRC Section 402 do not apply to SIMPLE IRA distributions.

C. Prohibited Transactions - If you or your beneficiary engage in a prohibited transaction with your SIMPLE IRA, as described in IRC Section 4975, your SIMPLE IRA will lose its tax-exempt status and you must include the value of your account in your gross income for that taxable year.

D. Pledging - If you pledge any portion of your SIMPLE IRA as collateral for a loan, the amount so pledged will be treated as a distribution and will be included in your gross income for that year.

E. Estate Tax Exclusion - The $100,000 Federal estate tax exclusion previously available has been repealed for individuals dying after 12/31/84. No exclusion will be allowed for individuals dying after that date. Transfers of your SIMPLE IRA assets to a named beneficiary made during your life and at your request or because of your failure to instruct otherwise may be subject to Federal gift tax under IRC Section 2501 if made after October 22, 1986.

FEDERAL TAX PENALTIES

A. Early Distribution Penalty - If you are under age 59 1/2 and receive a SIMPLE IRA distribution, an additional tax of 10 percent will generally apply, unless made on account of death, disability, a qualifying rollover, a direct transfer, or the timely withdrawal of an excess contribution; or if the distribution is part of a series of substantially equal periodic payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your beneficiary. Beginning January 1, 1997, payments made to pay medical expenses which exceed 7.5 percent of income and distributions to pay for insurance by an individual who has separated from employment and who has received unemployment compensation under a federal or state program for at least 12 weeks are also exempt from the 10 percent tax. This additional tax will apply only to the portion of a distribution which is includible in your income. If less than two years have passed since you first participated in a SIMPLE IRA plan sponsored by your employer, the early distributions penalty shall be increased from 10% to 25%.

B. Excess Accumulation Penalty - One of the requirements listed above is that you must take a minimum distribution for the year you attain age 70 1/2 and by the end of each year thereafter and that your designated beneficiary(ies) is required to take certain minimum distributions after your death. An additional tax of 50 percent is imposed on the amount of the required minimum distribution which should have been taken but was not. This tax is referred to as an excess accumulation penalty tax.

C. Excess Distribution Penalty - You will be taxed an additional 15 percent on any amount received and included in income during a calendar year from qualified retirement plans, tax-sheltered annuities and SIMPLE IRAs which exceeds $112,500 (indexed each year for the cost of living). Certain exceptions may apply. If you receive an excess distribution as described above, you should see your tax advisor to determine if these exceptions apply to you. This tax is referred to as an excess distribution penalty. However, this penalty is suspended for payments received during 1997, 1998 and 1999 as a result of the Small Business Job Protection Act of 1996.

D. Excess Retirement Accumulation Penalty - Your estate will have to pay an additional Federal estate tax if you die with an excess retirement accumulation. The increased estate tax will be equal to 15 percent of the excess retirement accumulation. An excess retirement accumulation exists if, at the time of your death, the value of all of your interests in qualified plans, tax-sheltered annuities and IRAs exceeds the present value of an annuity with annual payments of $112,500 (indexed each year for the cost of living), payable over your life expectancy immediately before your death. This tax is referred to as an excess retirement accumulation penalty.

E. Excess Contribution Penalty - An excise tax may be assessed against you by the IRS for contributions which exceed the permissible limits under Section 408(a) and 408(p).

F. Penalty Reporting - You must generally file Form 5329 with the Internal Revenue Service to report and remit any penalties or excise taxes.

OTHER

A. IRS Plan Approval - The Agreement used to establish this SIMPLE IRA has been approved by the Internal Revenue Service. The Internal Revenue Service approval is determination only as to form. It is not an endorsement of the plan in operation or of the investments offered.

B. Additional Information - You may obtain further information on SIMPLE IRAs from your District Office of the Internal Revenue Service. In particular, you may wish to obtain IRS Publication 590, Individual Retirement Arrangements.

C. Financial Disclosure - Because you control the selection of investments and because mutual fund shares fluctuate in value, growth in value of your Custodial account cannot be guaranteed or projected. See the prospectus for information on income, fees and expenses.

NOTE: The information in this Disclosure Statement reflects the best information available at the time of preparation. However, SIMPLE IRAs are governed by new provisions of the Internal Revenue Code and the IRS has not issued regulations on SIMPLE IRA plans or answered many of the questions about SIMPLE IRAs. Consult your professional tax advisor or the IRS on any questions you have about a SIMPLE IRA or about the most recent IRS developments.

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                            (C)1997 Universal Pensions, Inc., Brainerd, MN 56401